Exhibit 99.1

WESTERN GAS PARTNERS COMPLETES ACQUISITION

OF MIDSTREAM ASSETS FROM ANADARKO

HOUSTON, January 16, 2012 – Western Gas Partners, LP (NYSE:WES) today announced it has completed the acquisition of certain midstream assets from Anadarko Petroleum Corporation (NYSE:APC) for total consideration of approximately $483 million. Under the terms of the acquisition agreement, Western Gas acquired Anadarko’s 100-percent ownership interest in Mountain Gas Resources LLC, which owns the Red Desert Complex, a 22% interest in Rendezvous Gas Services, L.L.C., and related facilities. To manage the commodity-price risk associated with these assets, the Partnership and Anadarko entered into five-year, fixed-price commodity swap agreements. Consistent with the swap arrangements put in place with previous transactions, the agreements cover all non-fee-based system volumes.

The acquisition has an effective date of January 1, 2012 and was financed through approximately (i) $160 million of cash on hand, (ii) a $300 million draw on the Partnership’s revolving credit facility, and (iii) the issuance of 632,783 common units to Anadarko and 12,914 general partner units to Western Gas Holdings, LLC, the Partnership’s general partner.

Western Gas Partners, LP is a growth-oriented Delaware limited partnership formed by Anadarko Petroleum Corporation to own, operate, acquire and develop midstream energy assets. With midstream assets in East and West Texas, the Rocky Mountains and the Mid-Continent, the Partnership is engaged in the business of gathering, compressing, processing, treating and transporting natural gas for Anadarko and other producers and customers. For more information about Western Gas Partners, please visit www.westerngas.com.

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WESTERN GAS PARTNERS, LP CONTACT

Benjamin M. Fink, CFA

SVP, Chief Financial Officer and Treasurer

Benjamin.fink@westerngas.com

832.636.6010